STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST
OF
AMIABLE FUNDS

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:
1.    Name of Statutory Trust: Amiable Funds
2.    The Certificate of Trust is hereby amended as follows:
The Certificate of Trust is amended by striking therefrom Article 1. in its entirety and by adding a new Article 1. to read in full as follows:

    FIRST: The name of the statutory trust formed hereby is Thrive Series Trust.
3.    This Certificate of Amendment shall be effective upon filing.
    IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 28th day of April, 2025.

/s/ Charles D. Martin III
Charles D. Martin III, Sole Trustee